Exhibit 19.1
SILVACO GROUP, INC.
INSIDER TRADING AND COMMUNICATIONS POLICY
Policy as to Trades in the Company’s Securities By Company Personnel
and
Treatment of Confidential Information
(As adopted by the Board of Directors effective as of May 2024)
1.Purpose.
Both the Securities and Exchange Commission (the “SEC”) and Congress are very concerned about maintaining the fairness and integrity of the U.S. capital markets. The securities laws are continually reviewed and amended to prevent people from taking advantage of “inside information” and to increase the punishment for those who do. These laws require publicly-traded companies to have clear policies on insider trading. If companies like ours do not take active steps to adopt preventive policies and procedures covering securities trades by company personnel, the consequences could be severe.
We are adopting this Insider Trading and Communications Policy (this “Policy”) to avoid even the appearance of improper conduct on the part of anyone employed by or associated with Silvaco Group, Inc. and its subsidiaries and branches (collectively, the “Company”) (not just so-called insiders). We have all worked hard to establish our reputation for integrity and ethical conduct. We cannot afford to damage this reputation.
2.Applicability.
This Policy applies to all full-time and part-time employees, officers, members of the Board of Directors, advisors, consultants and contractors of the Company or any subsidiary of the Company (the “Individuals”). This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below, and any other persons whom the Company’s insider trading Compliance Officer may designate because they have access to material nonpublic information concerning the Company, as well as any person who receives material nonpublic information from any Company insider. All employees are responsible for ensuring compliance by family members and members of their households and by entities over which they exercise voting or investment control. This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options to purchase common stock and restricted stock units and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

3.The Consequences.
The consequences of insider trading violations can be substantial:
For Individuals or Family Members who trade on inside information (or tip information to others):
•jail term of up to 20 years (30 years in certain circumstances);
•civil penalty of up to three times the profit gained or loss avoided; and

•criminal fine (no matter how small the profit) of up to $5 million.
For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
•civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the Individual’s violation; and
•criminal penalty of up to $25 million.
In addition, plaintiffs may claim that Individuals, Family Members, Controlled Entities or the Company are also liable to contemporaneous traders.
Further, if the Company has a reasonable basis to conclude that an employee has violated the Company’s Insider Trading and Communications Policy, whether or not knowingly, the Company may impose sanctions, including dismissal for cause. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation (as well as the Company’s) and irreparably damage a career. Finally, the size of a transaction has no impact on potential insider trading liability. In the past, even relatively small trades (e.g., trades as small as $400) have resulted in SEC investigations and lawsuits.
4.Our Policy.
No Trading or Tipping When in Possession of Material Nonpublic Information. If a member of the Board of Directors, officer, any employee, consultant or contractor of the Company or any subsidiary of the Company has possession of material non-public information (often referred to as “inside information”) relating to our Company or any other company as to which the person receives information not available to investors generally, it is our policy that neither that person nor any related person may buy or sell securities of the Company, make a gift of Company securities, or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to information relating to any other company, including our customers or partners, obtained in the course of you rendering services to the Company or any subsidiary of the Company. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
Definition of Material Nonpublic Information. “Material information” is any information that would be expected to affect the investment and voting decisions of a reasonable investor, or any information such that the disclosure of the information would be expected to significantly alter the total mix of information in the marketplace about the Company. In short, “material information” includes any information that reasonably could affect the market price of our securities or any other securities. Either positive or negative information may be material. It can be information about the Company or about a company with which we do business.
Examples: Common examples of information that will frequently be regarded as material are:
•Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity;
•projections of future earnings, losses or other business activity;

•news of a possible merger, acquisition or tender offer;
•news of a possible agreement, collaboration or partnership;
•significant changes or developments in products or services or delays in new product or service introduction or development;
•significant pricing changes;
•plans to raise additional capital through stock sales or otherwise;
•gain or loss of a significant partner or customer;
•discoveries, or grants or allowances or disallowances of patents;
•changes in management;
•significant labor disputes or negotiations;
•a significant cybersecurity incident, such as a data breach or a significant disruption or unauthorized access to information technology infrastructure;
•news of a significant sale of assets;
•actual or threatened major litigation, or the resolution of such litigation;
•impending bankruptcy or financial liquidity problems; and
•changes in dividend policies or the declaration of a stock split.
20/20 Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.
Transactions by Family Members. The same restrictions apply to your immediate family members and others living in your household (collectively, “Family Members”). You are responsible for the compliance of your Family Members.
Transactions by Entities that You Influence or Control. This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
Transactions of Non-Residents. The same restrictions apply regardless of whether a person is resident within the United States.
Do Not Pass Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, Individuals, Family Members, and Controlled Entities must not pass the information on to others. It is illegal to advise others to trade on the basis of undisclosed material information. Liability in these cases can extend to both the “tippee” — the person to whom the insider disclosed inside information — and you, as the “tipper,” and will apply whether or not you derive any benefit from another’s actions. You should not make recommendations to others concerning the purchase or sale of securities of the Company. You should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of material nonpublic information about any other company that was obtained in the course of your involvement with the Company, including communicating material nonpublic information to, any other person or otherwise disclose such information without the Company’s authorization.
When Information is Public. As you can appreciate, it is also improper for any Individual to enter a trade immediately after the Company has made a public announcement of material information,

including earnings releases. We impose certain “trading blackouts” to ensure that the Company’s stockholders and the investing public will be afforded the time to receive the information and act upon it. These are discussed below under the heading “Trading Blackouts.” To avoid the appearance of impropriety, as a general rule, you should not engage in any transaction until at least two full trading days have passed following the release of the information. Thus, if an announcement were made after the market close on a Monday, Thursday generally would be the first day on which you would be able to trade. If an announcement were made after the market close on a Friday, Wednesday generally would be the first eligible trading day.
Pre-Clearance of Trades of Company Stock. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an Individual engages in a trade while unaware of a pending major development), all members of the Board of Directors, all individuals designated as “officers” for the purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), and certain employees of the Company and its subsidiaries in a position to have access to material non-public information or designated on a pre-clearance list by our Chief Executive Officer or Chief Financial Officer from time to time, which may include legal and finance personnel, certain pre-determined insiders (“Pre-Determined Insiders”) and the Family Members and Controlled Entities of such persons must obtain pre-clearance in writing from our head of the legal function (in the absence of a head of the legal function, our Chief Financial Officer) (the “Compliance Officer”) of all transactions in Company securities (acquisitions, dispositions, transfers, gifts, etc.). For purposes of this paragraph, any venture capital fund or other entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) other than for an employee, officer or a director’s own account, if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws, shall not constitute a Controlled Entity. You must submit a written request for pre-clearance of a transaction no later than two business days before the proposed date of execution of the transaction unless you obtain a waiver from the Audit Committee of the Board of Directors. At this time, all Individuals have been designated as Pre-Determined Insiders. You will be notified if at a later date the Company determines that this pre-clearance policy is not applicable to you and the Company will maintain a list of all Pre-Determined Insiders. Pre-clearance is subject to a five business day expiration and must be renewed by the applicant after five business days to be valid.
Pre-clearance does not relieve anyone of their responsibility under SEC rules. All Individuals, whether subject to pre-clearance or not, are responsible for adherence to this Insider Trading and Communications Policy, including, but not limited to: not tipping or trading on insider information; not trading during trading blackout periods; not trading for two full trading days after earnings announcements or other significant Company announcements; and not trading in securities on a short-term basis. Individuals normally not subject to pre-clearance are still responsible for written pre-clearance for the sale of stock purchased in the open market and that has been owned less than six months. If any Individual is in doubt of whether or not pre-clearance is required, the Individual should inquire with our head of the legal function (in the absence of a head of the legal function, our Chief Financial Officer) or obtain pre-clearance as a cautionary measure.
The Compliance Officer may delegate his or her authority to act as the Compliance Officer as he or she deem necessary or appropriate in his or her sole discretion. The duties and powers of the Compliance Officer and his or her delegees may include the following:
•Administering, monitoring and enforcing compliance with this Policy.
•Responding to all inquiries relating to this Policy.

•Designating and announcing special trading blackout periods during which specified persons may trade in Company securities.
•Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.
•Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations.
•Assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including Forms 3, 4, 5 and 11 and Schedules 13D and 13G.
•Maintaining as Company records originals or copies of all documents required by the provisions of this Policy, and copies of all required SEC reports relating to insider trading, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•Revising this Policy as necessary to reflect changes in applicable insider trading laws and regulations (to be reported to and considered by the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board of Directors (the “Board”) of the Company at its next meeting.
•Designing and requiring training about the obligations of this Policy as the Compliance Officer considers appropriate.
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties under this Policy in the event that a Compliance Officer is unable or unavailable to perform such duties.
Trading Blackouts. From time to time, the Company may require that members of the Board of Directors, officers, employees of the Company and subsidiaries of the Company and others, including Family Members and Controlled Entities, to suspend trading because of developments known to the Company and not yet disclosed to the public. In that event, these persons are required not to engage in any transaction involving the purchase or sale of the Company’s securities during that period, and should not disclose to others the fact that they have been suspended from trading (other than as strictly necessary to prevent Family Members and Controlled Entities from trading). The Company will also require the following mandatory trading blackout:
•Earnings Trading Blackouts – All members of the Board of Directors of the Company or its subsidiaries, Section 16 Officers, Pre-Determined Insiders and the Family Members and Controlled Entities of such persons will be subject to a stock trading blackout period beginning two weeks prior to the end of a fiscal quarter and ending after two full trading days have passed after earnings for that quarter are released. All such persons whose employment or affiliation with the Company ceases during a blackout period shall remain subject to the blackout period for the duration of the blackout period.
Of course, no trading should be done at any time that an Individual is actually aware of a major undisclosed corporate development.
Options/RSUs. Cash exercise of options currently may be done at any time. This Policy also does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option or restricted stock unit to satisfy tax withholding requirements which occur as a result of certain option exercises or the vesting or settlement of any restricted stock units. Same-day-sales to exercise stock options are subject to trading windows, as are any other market sale of shares subject to an option or restricted stock unit for the purpose of generating the cash needed to pay the exercise price and/or taxes (a “sell to cover”).

Exception for Approved 10b5-1 Plans. Trades by Individuals in the Company’s securities that are executed pursuant to an approved 10b5-1 trading plan (a “Trading Plan”) are not subject to the prohibition on trading on the basis of material non-public information contained in this Insider Trading and Communications Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.
SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for Trading Plans that meet certain requirements. It does not prevent someone from bringing a lawsuit. This Insider Trading and Communications Policy permits Individuals to adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s securities, including those received upon the exercise of options and settlement of restricted stock units. Trading Plans are to be implemented only during open windows and when the individual is not aware of any material non-public information.
Any Trading Plan must comply with SEC Rule 10b5-1 and with the Requirements for Rule 10b5-1 Trading Plans set forth in Appendix A. Trading Plans must be approved in writing in advance by the Compliance Officer and the establishment of such a Trading Plan with respect to an Individual may be publicly announced by the Company.
Establishing a Trading Plan does not exempt Individuals from complying with the Section 16 six-month short swing profit rules or liability.
Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Chief Financial Officer, head of the legal function (if any) or their designee or any stock administrator of the Company is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.
Post-Termination Transactions. This Insider Trading and Communications Policy continues to apply to your transactions in Company securities even after your employment, board service or consulting services terminate. If you are in possession of material nonpublic information when your service to the Company or a subsidiary of the Company terminates, you may not trade in Company securities until that information has become public or is no longer material.
5.Additional Prohibited Transactions.
We believe it is improper and inappropriate for any of the Individuals to engage in short-term or speculative transactions involving Company securities. We believe that this trading can reflect badly on the Company and that Individuals should not engage in any types of transactions that are commonly viewed as a form of “betting” for or against the Company. Accordingly, it is the Company’s policy that members of the Board of Directors, officers, employees, consultants and contractors may not engage in any of the following activities with respect to securities of the Company, without prior written pre-clearance:
•Director and officer cashless exercise – In response to the restrictions set forth in the Sarbanes-Oxley Act of 2002, the Company will not arrange with brokers to administer cashless exercises on behalf of directors and officers of the Company. Directors and officers of the Company may only utilize the cashless exercise feature of their options if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the option settles. Under a T+2 cashless exercise, a stock broker, the issuer, and the transfer agent of the issuer work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Any employee who has any questions about cashless exercises may obtain additional guidance from our Chief Financial Officer or the head of the legal function (if any).
•Director and officer trading during pension and 401(k) plan blackout periods – If Company securities are available as an investment option or used as a Company match in the Company’s 401(k) plan, directors and officers of the Company are prohibited from trading Company securities during pension and 401(k) plan blackouts, if any, in response to the restrictions set forth in the Sarbanes-Oxley Act of 2002.
•Trading in securities on a short-term basis — As a general rule, any Company securities purchased in the open market (i.e., not including stock purchased upon exercise of an employee stock option or restricted stock unit or under an employee stock purchase plan) should be held for a minimum of six months and ideally longer. The top executives and members of the Board of Directors of the Company are already subject to the SEC’s “short-swing” profit rule, which penalizes purchases and sales within any six-month period. Any employee who wishes to sell Company securities that were purchased in the open market and that have been owned less than six months must obtain prior written clearance from our Chief Financial Officer or the head of the legal function (if any). You must submit a written request for pre-clearance of a transaction no later than three business days before the proposed date of execution of the transaction.
•Short sales of Company securities — This involves selling Company securities that you do not own in the expectation that the price of the securities will fall, or as part of an arbitrage transaction.
•Buying or selling puts or calls, or their equivalent positions, on Company securities — This includes options and derivatives trading on any of the stock exchanges or futures exchanges, including cashless collars.
•Margin accounts or pledging. This means securities held in a margin account as collateral for a margin loan, and securities pledged (or hypothecated) as collateral for a loan. This also includes borrowing from a brokerage firm, bank or other entity in order to buy Company securities (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans).
•Hedging. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objections as the Company’s other stockholders.
6.Confidential Information and Communications with the Media and External Parties.
Unauthorized disclosure of internal information relating to the Company (including information regarding the Company’s commentary or views on specific issues, employees, members of the Board of Directors, facilities, business operations, products or services or the Company’s partners, suppliers or customers) could cause competitive harm to the Company and in some cases could result in liability for the Company. Establishing rules and procedures to promote consistent, effective, and appropriate communications with external parties are necessary to build and reinforce the Company’s positive reputation and public image.
Unauthorized Disclosure. Individuals should not disclose internal information about the Company to anyone outside the Company, except as required in the performance of regular duties for the Company. The “applicable communications channels” include all messages and information directed to audiences outside the Company, whether by telephone, letter, email, newsletters, marketing materials, social media channels, online publications, interviews, speeches, presentations, participation on panels, testimonials, or press releases. In this regard, Individuals are prohibited from posting internal information about the Company on a “bulletin board” or “blog” on the Internet or on any applicable communications channel, communicating about the Company and its business in Internet-based “chat” rooms, blogs or other interactive web technologies, or having a blog that discusses the Company and its business. Examples of audiences outside the Company include customers, prospects, suppliers, business partners, regulators, industry and financial analysts, consultants, so-called “expert networks,” media, and the general public. You must also treat material nonpublic information about our business partners with the same care required with respect to such information related directly to the Company.
Communications with the Media, Securities Analysts and Investors. Communications on behalf of the Company with the media, securities analysts and investors must be made only by specifically designated representatives of the Company, as communications may be regulated by federal securities laws including but not limited to Regulation FD. Unless you have been expressly authorized byt eh Company’s Disclosure Committee to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst or an investor, you should refer the inquiry to our Chief Financial Officer or the head of the legal function (if any).
Safeguarding Confidential Information. Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal company documents. Particular care must be taken if working on a plane, train, or public transportation, or in a location outside of one or our offices.
Rumors. Rumors concerning the business and affairs of the Company may circulate from time to time. Our general policy is not to comment upon those rumors. Individuals should also refrain from commenting upon or responding to rumors and should refer any requests for comments or responses to our Chief Financial Officer or the head of the legal function (if any).
Analyst Reports. The Company views analyst reports as the proprietary information of the analyst’s firm. The Company will not provide such reports on our corporate or other websites or through any other means to persons outside of the Company. The Company should avoid directing anyone outside the Company to an analyst report, in part to avoid the appearance of endorsing such a report.
Crisis Communications. Situations may occasionally arise that could be unfavorably perceived by the public. In a crisis situation, events beyond the Company’s control may threaten to damage the Company’s relationships with customers, partners, employees, and other stakeholders, or the Company’s reputation, financial position, and other important interests.

7.    Company Assistance.
Any person who has any questions about specific transactions may obtain additional guidance from our Chief Financial Officer or our head of the legal function.

Remember, however, you are ultimately responsible for adhering to this Insider Trading and Communications Policy and avoiding improper transactions. In this regard, it is imperative that you use your best judgment.
Section 16 Filings. While the Company expects to assist each director and Section 16 Officer (including Family Members and Controlled Entities of such persons) (collectively, “Section 16 Reporting Persons”) with such Section 16 filings, and expects such assistance to include form preparation for all Section 16 Reporting Persons other than those who do not require such assistance, the obligation to file Section 16 reports (Forms 3, 4 and 5) is a personal obligation of each such person, and the Company is not responsible for any failure to file accurate and timely Section 16 reports. Each Section 16 Reporting Person must ensure that their broker provides the Company with detailed information (trade date, number of shares, exact price) regarding every transaction involving the securities of the Company, including gifts, transfers, pledges and all Rule 10b5-1 transactions, both in connection with mandatory pre-clearance requirements for such Section 16 Reporting Persons and immediately following execution.
8.Modifications.
This Insider Trading and Communications Policy has been approved by the Company’s Board of Directors. Officers of the Company may, from time to time, make non-substantive modifications to this Insider Trading and Communications Policy (including, without limitation, substitution of the names of the appropriate contact persons within the Company) with subsequent notice to the Company’s Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors.
9.Acknowledgements.
All directors, officers, employees, consultants and contractors of the Company and its subsidiaries will be required to acknowledge, electronically or in writing, their understanding of, and intent to comply with, this Insider Trading and Communications Policy. This agreement will constitute each such person’s consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy. As a condition of continued employment or engagement, all employees, contractors and consultants must periodically acknowledge, electronically or in writing, that they have read and agree to abide by this Policy.

ACKNOWLEDGMENT

I have received and read a copy of the Silvaco Group, Inc. Insider Trading and Communications Policy and I understand and agree to comply with the specific requirements of the Policy. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Company’s Policy, including dismissal for cause, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against transfer of Company securities by me in a transaction that the Company considers to be in contravention of the Policy.

Signature:

Printed Name:

Date:

APPENDIX A

Requirements for Rule 10b5-1 Trading Plans
These Requirements for Rule 10b5-1 Trading Plans (these “Requirements”) have been developed to assist you in your preparation of a Rule 10b5-1 trading plan (“Trading Plan”) for transactions in securities of Silvaco Group, Inc. (the “Company”). Please note that these Requirements should not serve as a substitute for obtaining professional advice and assistance in connection with preparing a Trading Plan. You are responsible for understanding the rules applicable to Trading Plans and ensuring that your Trading Plan complies with the requirements of Rule 10b5-1.
The following requirements apply to all Trading Plans:
1.The Trading Plan must be in writing and signed by the person adopting the Trading Plan.
2.The Trading Plan must either (i) specify the amount, price and date of the transaction(s) or (ii) specify an objective formula or algorithm for determining the amount, price and date of the transaction(s).
3.The person adopting the Trading Plan must not exercise any subsequent influence over how, when, or whether to make purchases or sales under the plan.
4.The Trading Plan may be adopted only at a time when:
•the person adopting the Trading Plan is not aware of any material nonpublic information; and
•there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
5.The Trading Plan must be entered and operated in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The person adopting the Trading Plan must certify that he or she is entering into the plan in good faith and that he or she does not possess any material non-public information at the time of adoption.
6.The person adopting the Trading Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Trading Plan and must agree not to enter into any such transaction while the Trading Plan is in effect.
7.The first trade under the Trading Plan may not occur until after the later of (i) the end of the next quarterly blackout period following adoption of the Trading Plan and (ii) the later of (A) 90 calendar days after adoption of the Trading Plan or (B) two business days after disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Trading Plan was adopted, subject to a maximum of 120 days after adoption of the Trading Plan (or, in the case of any officer that is not a “Section 16 officer”, 30 calendar days) (as applicable, the “cooling off period”).
8.Only one single-trade Trading Plan is allowed during any 12-month period.

9.Multiple overlapping Trading Plans are prohibited; provided, however, that this restriction does not prevent an individual from having two Trading Plans if the trading period under the second Trading Plan does not commence until after the end of the trading period under the first Trading Plan and the other requirements of Rule 10b5-1, including the applicable cooling off periods, are met.
•For example, a person may enter into a new Trading Plan in an open window prior to the natural termination of their existing plan as long as the first trade under their new plan is scheduled to occur only after the time period when the last trade under their existing plan may occur.
10.All transactions under the Trading Plan must be in accordance with applicable law.
11.The Trading Plan must be approved by the Company’s Compliance Officer and filed with the Company.
12.Regarding modifications and early terminations:
•In general, modifications and early terminations are discouraged and should be avoided except in unusual circumstances because they can create the perception that the person is manipulating the plan and potentially call into question whether the good faith requirement was met.
•The Trading Plan may be modified or terminated prior to its stated duration only at a time when:
othe person modifying or terminating the Trading Plan is not aware of material nonpublic information.
othere is no quarterly, special or other trading blackout in effect with respect to the person modifying or terminating the plan.
•A person who modifies or terminates a Trading Plan prior to its stated duration may not trade in the Company’s securities (under a modified Trading Plan, newly adopted Trading Plan or otherwise) until after the completion of the applicable “cooling off” period, measured from the date of termination of the old plan. If a person has pre-cleared a new Trading Plan (the “Second Plan”) intended to succeed an earlier pre-cleared Trading Plan (the “First Plan”), the person may not affirmatively terminate the First Plan without pre-clearance, because such termination is deemed to be entering into the Second Plan.
•Any modification or termination must be approved by the Company’s Compliance Officer and filed with the Company.
Additional Considerations
Although not required, the Company recommends that you consider the following in connection with preparing your Rule 10b5-1 Trading Plan:
1.Consider adopting or modifying a Trading Plan only during the first week of an open trading window. This decreases the likelihood that you will have become aware of material nonpublic information.

2.Consider limiting the duration of the Trading Plan to no more than two years. The longer the duration, the greater the risk that circumstances may change such that you will have an incentive to modify or terminate the plan. The modification or early termination of a plan may create an implication that prior transactions under the plan were not in fact pursuant to a bona fide plan. In addition, subsequent trading will not be considered as pursuant to the Trading Plan.
3.Any officer, director or holder of more than 10% of the Company’s shares may not enter into a Trading Plan that includes purchase and sale of Company stock if both transactions occur within a six-month period (unless specifically approved by the Company’s Compliance Officer).